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                                                                    EXHIBIT 23.5


                   CONSENT OF LEE KEELING AND ASSOCIATES, INC.


As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on form S-8, to be filed with the Securities and Exchange Commission on or about August 16, 2001, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated as of December 31, 2000 and all reference to our firm included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2000.


                                            LEE KEELING AND ASSOCIATES, INC.
                                            by: /s/ KENNETH RENBERG
                                                Kenneth Renberg, Vice President


Tulsa, Oklahoma
August 16, 2001